EXHIBIT 99.1

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2006

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Piedmont Community Bank and Subsidiary

Gray, Georgia

We have audited the consolidated balance sheets of Piedmont Community Bank and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income and other comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Piedmont Community Bank and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

March 27, 2007

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2006 and 2005

	2006	2005
ASSETS
Cash and due from banks	$1,659,993	$898,199
Interest-bearing deposits in banks	1,584,000	1,584,000
Federal funds sold	3,762,000	557,000
Securities held to maturity, at cost (fair value of $636,543 and $205,580, respectively)	644,912	212,000
Securities available for sale, at fair value	6,162,724	5,442,740
Restricted equity securities, at cost	767,245	373,700
Loans, less allowance for loan losses of $1,235,044 and $878,845, respectively	117,692,476	79,286,742
Accrued interest receivable	1,376,236	654,243
Premises and equipment, net	6,831,779	3,507,781
Other assets	562,674	359,052

Total assets	$141,044,039	$92,875,457

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$5,187,150	$3,836,726
Interest-bearing	106,897,692	68,016,247

Total deposits	112,084,842	71,852,973
Accrued interest payable	941,498	396,093
Federal Home Loan Bank advances	9,100,000	5,000,000
Federal funds purchased	1,977,500	—
Minority interest in subsidiary	—	54,081
Other liabilities	789,275	413,280

Total liabilities	124,893,115	77,716,427

Stockholders' equity:
Common stock, par value $5.00 per share, 10,000,000 shares authorized; 1,358,968 and 1,362,127 shares issued and outstanding, respectively	6,794,840	6,810,635
Capital surplus	9,017,451	8,767,883
Undivided profits (accumulated deficit)	405,061	(326,498)
Accumulated other comprehensive loss	(66,428)	(92,990)

Total stockholders' equity	16,150,924	15,159,030

Total liabilities and stockholders' equity	$141,044,039	$92,875,457

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

Consolidated Statements of Income and Other Comprehensive Income

Years Ended December 31, 2006 and 2005

	2006	2005
Interest and dividend income:
Loans, including fees	$7,958,505	$4,421,233
Securities available for sale	255,901	189,441
Securities held to maturity	13,949	7,415
Interest-bearing deposits in banks	77,087	52,935
Federal funds sold	48,344	21,251
Dividends	31,616	14,877

	8,385,402	4,707,152

Interest expense:
Deposits	3,884,734	1,825,130
Other borrowings	435,364	160,514

	4,320,098	1,985,644

Net interest income	4,065,304	2,721,508
Provision for loan losses	356,092	370,600

Net interest income after provision for loan losses	3,709,212	2,350,908

Noninterest income:
Service charges on deposit accounts	83,601	91,691
Income from mortgage operations	280,632	377,669
Other	40,466	38,877

	404,699	508,237

Noninterest expense:
Salaries and employee benefits	1,677,163	1,040,219
Equipment and occupancy	361,660	224,773
Other operating	929,054	758,479

	2,967,877	2,023,471

Income before provision for income taxes (benefits) and minority interest in net income of subsidiary	1,146,034	835,674
Provision for income taxes (benefits)	410,581	(232,869)

Income before minority interest in net income of subsidiary	735,453	1,068,543
Minority interest in net income of subsidiary	(3,894)	(22,935)

Net income	731,559	1,045,608
Other comprehensive income (loss):
Unrealized gain (loss) on securities available for sale arising during period, net of tax expense (benefits) of $7,620 and ($47,903), respectively	26,562	(54,692)

Comprehensive income	$758,121	$990,916

Income per share:
Basic	$0.54	$0.99

Diluted	$0.53	$0.99

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders' Equity

Years Ended December 31, 2006 and 2005

	Common Stock		Capital Surplus	(Accumulated Deficit) Undivided Profits	Accumulated Other Comprehensive Loss	Total Stockholders' Equity
	Shares	Par Value
Balance, December 31, 2004	783,155	$3,915,775	$3,887,354	$(1,372,106)	$(38,298)	$6,392,725
Net income	—	—	—	1,045,608	—	1,045,608
Sale of common stock	578,972	2,894,860	5,210,748	—	—	8,105,608
Stock issuance costs	—	—	(330,219)	—	—	(330,219)
Other comprehensive loss	—	—	—	—	(54,692)	(54,692)

Balance, December 31, 2005	1,362,127	6,810,635	8,767,883	(326,498)	(92,990)	15,159,030
Net income	—	—	—	731,559	—	731,559
Redemption of common stock	(3,159)	(15,795)	(28,431)	—	—	(44,226)
Stock based employee compensation cost	—	—	277,999	—	—	277,999
Other comprehensive income	—	—	—	—	26,562	26,562

Balance, December 31, 2006	1,358,968	$6,794,840	$9,017,451	$405,061	$(66,428)	$16,150,924

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2006 and 2005

	2006	2005
Cash flow from operating activities:
Net income	$731,559	$1,045,608
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	190,465	146,671
Provision for loan losses	356,092	370,600
Share based compensation cost	277,999	—
Deferred taxes	(156,532)	(245,499)
Increase in accrued interest receivable	(721,993)	(379,062)
Increase in accrued interest payable	545,405	259,991
Net other operating activities	267,204	211,566

Net cash flow provided by operating activities	1,490,199	1,409,875

Cash flow from investing activities:
Net increase in loans	(38,761,826)	(26,536,050)
Net increase in interest-bearing deposits in banks	—	(495,000)
Net (increase) decrease in federal funds sold	(3,205,000)	792,000
Purchases of restricted equity securities	(393,545)	(62,500)
Purchases of securities available for sale	(1,001,529)	(1,529,123)
Proceeds from maturities of securities available for sale	315,727	338,128
Purchase of securities held to maturity	(451,723)	—
Proceeds from maturities of securities held to maturity	18,811	68,000
Purchases of premises and equipment and software	(3,514,463)	(1,884,950)

Net cash flow used in investing activities	(46,993,548)	(29,309,495)

Cash flow from financing activities:
Net increase in deposits	40,231,869	20,870,939
Redemption of common stock	(44,226)	—
Net proceeds from sale of common stock	—	7,975,633
Net increase in Federal funds purchased	1,977,500	—
Proceeds from Federal Home Loan Bank advances	9,100,000	1,500,000
Repayment of Federal Home Loan Bank advances	(5,000,000)	(2,000,000)

Net cash flow provided by financing activities	46,265,143	28,346,572

Net increase in cash and due from banks	761,794	446,952
Cash and due from banks at beginning of period	898,199	451,247

Cash and due from banks at end of period	$1,659,993	$898,199

Supplemental schedule of noncash investing and financing activities - Change in accumulated other comprehensive loss	$26,562	$(54,692)

Supplemental disclosures of cash flow information - Cash paid for:
Interest	$3,774,693	$1,725,653

Income taxes	$25,430	$—

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Piedmont Community Bank (the “Bank”) is a commercial bank with locations in Gray, Jones County, Georgia and Macon, Bibb County Georgia. The Bank provides a full range of banking services in its primary market areas of Jones, Baldwin, Bibb, Monroe, Houston, Greene and Putnam counties. The Bank operated a mortgage origination office through a limited liability company, Piedmont Community Mortgage, LLC. The Bank owned 51% of the limited liability company. Effective November 1, 2006, the Bank dissolved Piedmont Community Mortgage, LLC.

Basis of Presentation

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements include the accounts of the Bank and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, deferred income taxes, the valuation of foreclosed assets and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed assets, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from interest bearing deposits in banks, loans, federal funds purchased and sold and deposits are reported net.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive loss. Equity securities including restricted equity securities without a readily determinable fair value are classified as available for sale and recorded at cost.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

Loans are reported at their outstanding principal balances less net deferred loan origination fees and costs and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either loss, doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation, computed principally by the straight-line method over the following estimated useful lives of the assets.

Asset Type	Useful Life
Land improvements	15 years
Buildings	10-40 years
Furniture and equipment	3-10 years
Computer software	3 years

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreclosed Assets

Foreclosed assets represent properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed. There were no amounts of foreclosed assets as of December 31, 2006 and 2005.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is recorded for those deferred tax items for which it is more likely than not, that realization will not occur in the near term.

Stock Compensation Plan

The Bank has a stock-based employee/director compensation plan which is more fully described in Note 10. Prior to January 1, 2006, the Bank accounted for the plan under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting (SFAS) No. 123(R) (revised 2004), Share-Based Payment, which revises SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost on a grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award.

Effective January 1, 2006, the Bank adopted the fair value recognition provisions of SFAS No. 123(R), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes compensation cost for all share-based payments granted prior to but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and compensation cost for all share-based payments granted or modified subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. Accordingly, during the year ended December 31, 2006, the Bank recognized $277,999 in share based compensation cost associated with these options. Results for prior periods have not been restated.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plan

As a result of adopting SFAS 123R on January 1, 2006, the Bank’s income before income taxes and net income for the year ended December 31, 2006, were $277,999 and $215,814 lower, respectively, than if it had continued to account for share-based compensation under the provisions of APB Opinion No. 25. Basic and diluted earnings per share for the year ended December 31, 2006 would have been $.70 and $.68, respectively, if the Bank had not adopted SFAS 123R, compared to reported basic and diluted earnings per share of $.54 and $.53, respectively.

The following table illustrates the effect on net income and earnings per share if the Bank had applied the fair value recognition provisions of SFAS No. 123(R) to options granted under the Bank’s stock option plan for the year ended December 31, 2005.

Year Ended December 31, 2005
Net income, as reported	$1,045,608
Additional expense had the Company adopted SFAS 123	(320,939)
Related tax benefit	121,109

Pro forma net income	$845,778

Earnings per share:
Basic—as reported	$0.99

Basic—pro forma	$0.80

Diluted—as reported	$0.99

Diluted—pro forma	$0.80

SFAS No. 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options and warrants (excess tax benefits) to be classified as financing cash flows. The Bank had no cash flows resulting from excess tax benefits for the years ended December 31, 2006 and 2005.

Earnings per Common Share

SFAS No. 128, Earnings Per Share, establishes standards for computing and presenting basic and diluted earnings per share. In this regard, the Bank is required to report earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statements of income. Earnings per common share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Additionally, the Bank must reconcile the amounts used in the computation of both basic earnings per share and diluted earnings per share. Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings per Common Share

	Years Ended December 31,
	2006	2005
Basic earnings per share:
Weighted average common shares outstanding	1,359,055	1,055,396

Net income	$731,559	$1,045,608

Basic earnings per share	$0.54	$0.99

Diluted earnings per share:
Weighted average common shares outstanding	1,359,055	1,055,396
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the period	24,724	—

Total weighted average common shares and common stock equivalents outstanding	1,383,779	1,055,396

Net income	$731,559	$1,045,608

Diluted earnings per share	$0.53	$0.99

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Reclassifications

Certain reclassifications have been made to the December 31, 2005 consolidated balance sheet, with no effect on total assets, to be consistent with the classifications adopted for the year ended December 31, 2006 consolidated financial statements.

Recent Accounting Standards

In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. SFAS No. 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards

resolves issues in Statement No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The provisions of SFAS No. 155 are effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material impact on the financial condition or the results of operations of the Bank.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets- an amendment of FASB Statement No. 140. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. SFAS No. 156 is effective as of an entity’s first fiscal year beginning after September 15, 2006. The adoption of this standard is not expected to have a material impact on the financial condition or the results of operations of the Bank.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of this standard is not expected to have a material impact on the financial condition or the results of operations of the Bank.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), to clarify the accounting for uncertain tax positions in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 defines a minimum recognition threshold that a tax position must meet to be recognized in an entity’s financial statements. Additionally, FIN 48 provides guidance on derecognition, measurement, classification, interim period accounting, disclosure and transition requirements in accounting for uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this interpretation is not expected to have a material impact on the financial condition or the results of operations of the Bank.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
December 31, 2006:
Government sponsored agencies	$4,537,792	$1,927	$(53,272)	$4,486,447
Mortgage-backed securities	1,731,643	—	(55,366)	1,676,277

	$6,269,435	$1,927	$(108,638)	$6,162,724

December 31, 2005:
Government sponsored agencies	$3,543,800	$—	$(76,239)	$3,467,561
Mortgage-backed securities	2,039,833	—	(64,654)	1,975,179

	$5,583,633	$—	$(140,893)	$5,442,740

Held to Maturity
December 31, 2006:
State and county municipals	$644,912	$1,896	$(10,265)	$636,543

December 31, 2005:
State and county municipals	$212,000	$—	$(6,420)	$205,580

The market value of investment securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2006 and 2005, all unrealized losses in the investment securities portfolio were for debt securities. These unrealized losses are considered temporary because of acceptable investment grades and our ability to hold these securities until a market price recovery or maturity.

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2006:
Government sponsored agencies	$499,300	$(336)	$3,230,633	$(52,936)	$3,729,933	$(53,272)
State and county municipals	245,000	(5,000)	187,985	(5,265)	432,985	(10,265)
Mortgage-backed securities	—	—	1,431,618	(55,366)	1,431,618	(55,366)

	$744,300	$(5,336)	$4,850,236	$(113,567)	$5,594,536	$(118,903)

December 31, 2005:
Government sponsored agencies	$1,016,661	$(13,092)	$2,450,900	$(63,147)	$3,467,561	$(76,239)
State and county municipals	205,580	(6,420)	—	—	205,580	(6,420)
Mortgage-backed securities	952,051	(23,151)	1,023,128	(41,503)	1,975,179	(64,654)

	$2,174,292	$(42,663)	$3,474,028	$(104,650)	$5,648,320	$(147,313)

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The amortized cost and fair value of debt securities available for sale as of December 31, 2006 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$1,002,875	$989,150	$—	$—
Due from one to five years	2,536,128	2,504,072	193,250	187,985
Due from five to ten years	998,789	993,225	201,662	203,558
Due after ten years	—	—	250,000	245,000
Mortgage-backed securities	1,731,643	1,676,277	—	—

	$6,269,435	$6,162,724	$644,912	$636,543

There were no sales of securities for the years ended December 31, 2006 and 2005.

Investment securities with a carrying amount of $652,152 and $4,886 at December 31, 2006 and 2005, respectively, were pledged as collateral on public deposits and for other purposes as required by law.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2006	2005
Commercial	$6,946,346	$3,735,110
Real estate – construction	25,002,006	12,317,616
Real estate – mortgage	12,846,584	10,455,891
Real estate – commercial	72,088,049	51,781,444
Consumer installment and other	2,108,892	1,911,995

	118,991,877	80,202,056
Deferred loan fees	(64,357)	(36,469)
Allowance for loan losses	(1,235,044)	(878,845)

Loans, net	$117,692,476	$79,286,742

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2006	2005
Balance, beginning of year	$878,845	$548,063
Provision for loan losses	356,092	370,600
Loans charged off	(1,567)	(40,863)
Recoveries of loans previously charged off	1,674	1,045

Balance, end of year	$1,235,044	$878,845

There was no recorded investment in impaired loans at December 31, 2006 and 2005. The average recorded investment in impaired loans for 2006 and 2005 was $— and $15,813, respectively. Interest income on impaired loans recognized for cash payments received was not material for the years ended 2006 and 2005, respectively. There were no loans past due ninety days or more and still accruing interest at December 31, 2006 or 2005.

In the ordinary course of business, the Bank has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2006 are as follows:

Balance, beginning of year	$1,850,078
Advances	2,150,827
Repayments	(399,485)

Balance, end of year	$3,601,420

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment is summarized as follows:

	December 31,
	2006	2005
Land and land improvements	$3,468,058	$2,252,246
Buildings	2,749,091	835,220
Construction in process	—	76,550
Furniture and equipment	1,012,799	579,251
Computer software	207,059	179,280

	7,437,007	3,922,547
Accumulated depreciation and amortization	(605,228)	(414,766)

	$6,831,779	$3,507,781

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2006 and 2005 was $32,700,155 and $22,384,639, respectively. The scheduled maturities of time deposits at December 31, 2006 are as follows:

2007	$72,320,043
2008	8,116,752
2009	3,607,330
2010	649,171
2011	868,734

$85,562,030

The Bank had brokered deposits of $9,354,000 and $10,251,000 at December 31, 2006 and 2005, respectively.

NOTE 6. FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances as of December 31, 2006 and 2005 are summarized as follows:

		December 31,
	Maturity Date	2006	2005
4.20% Fixed rate	October 3, 2016	$9,100,000	$—
4.44% Variable rate	August 21, 2006	—	5,000,000

		$9,100,000	$5,000,000

The advances from the FHLB are secured by certain qualifying loans of $12,670,189 and FHLB stock of $595,300. In addition, the Bank has available unused lines of credit with various financial institutions totaling $5,672,500 at December 31, 2006.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. INCOME TAXES

Income taxes consists of the following:

	Years Ended December 31,
	2006	2005
Current	$567,113	$368,856
Deferred	(156,532)	(81,046)
Change in valuation allowance	—	(520,679)

Income taxes	$410,581	$(232,869)

The Bank’s income tax differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences as of December 31, 2006 and 2005 is as follows:

	Years Ended December 31,
	2006	2005
Tax provision at federal statutory rate	$388,328	$276,331
Tax-free income	(4,743)	(3,907)
Disallowed interest expense	1,034	512
Incentive stock compensation	38,491	—
Surtax exemption	—	(11,347)
State income tax	19,117	26,054
Other items, net	(31,646)	167
Change in valuation allowance	—	(520,679)

Income taxes	$410,581	$(232,869)

The components of deferred taxes are as follows:

	December 31,
	2006	2005
Deferred income tax assets:
Loan loss reserves	$426,856	$292,482
Preopening and organization expenses	19,387	58,163
Contributions	—	3,892
Non-qualified stock compensation	62,185	—
Securities available for sale	40,283	47,903

	548,711	402,440

Deferred income tax liabilities:
Depreciation	103,667	106,084
Other items	2,730	2,954

	106,397	109,038

Net deferred income taxes	$442,314	$293,402

During 2005, management assessed the continuing need for a valuation allowance against deferred tax assets and concluded that an allowance was no longer needed under the guidance provided by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. As a result, the Bank eliminated the valuation allowance and recognized all net deferred tax assets.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Bank’s commitments is as follows:

	December 31,
	2006	2005
Commitment to extend credit	$30,576,000	$17,553,000
Letters of credit	20,000	20,000

	$30,596,000	$17,573,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation for the party. Collateral held varies, but may include property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

At December 31, 2006 and 2005, the carrying amount of liabilities related to the Bank’s obligation to perform under standby letters of credit was insignificant. The Bank has not been required to perform on any standby letters of credit, and the Bank has not incurred any losses on standby letters of credit for the years ended December 31, 2006 and 2005.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. COMMITMENTS AND CONTINGENCIES (Continued)

Contingencies

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Bank’s financial statements.

NOTE 9. CONCENTRATIONS OF CREDIT

The Bank originates primarily commercial, residential and consumer loans to customers in its primary market area. The ability of the majority of the Bank’s customers to honor their contractual loan obligations is dependent on the economy in these areas. Ninety-two percent of the Bank’s loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Bank’s market area.

The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital or approximately $3,953,000.

NOTE 10. STOCK OPTIONS

During 2005, the Company adopted a Stock Option Plan (“Plan”). The Plan offers stock options to key employees and directors to encourage continued employment by facilitating their purchase of an equity interest in the Bank. The options granted under the Plan may either be incentive stock options or non-qualified stock options as specified in the option agreement. These options are granted at the discretion of the Board of Directors at an exercise price at least equal to the fair market value of the common stock on the date of the grant. The options have a term of ten years from the date of grant and vest ratably over varying vesting periods. A total of 319,585 shares have been reserved under the Plan.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option-pricing model with the weighted-average assumptions listed in the table below. Expected volatility is based on expected volatility of similar entities. Expected dividends are based on anticipated dividends over the expected life and the market price of the Bank’s stock price at grant date. Historical data is used to estimate option exercises and employee terminations within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life of the options granted is estimated based on the short-cut method.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK OPTIONS

	2006	2005
Weighted-average risk-free interest rate	4.71%	4.11%
Expected life of the options	6.5 years	10 years
Expected dividends (as a percentage of the fair value of the stock)	1.10%	0%
Expected volatility	17.34%	0.00%
Weighted-average grant date fair value	$3.67	$4.68

At December 31, 2006, there was approximately $607,000 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 2.15 years.

A summary of activity of the Bank’s Stock Plan is as follows:

	2006
	Number	Weighted- Average Exercise Price
Outstanding at beginning of year	116,222	$14.00
Granted	201,032	14.01
Exercised	—
Forfeited/Expired	—

Outstanding at end of year	317,254	14.01

Options exercisable at year-end	90,866	14.00

The weighted-average fair value of options granted during the year ended December 31, 2006 and 2005 was $3.67 and $4.68, respectively.

Information pertaining to options outstanding at December 31, 2006 is as follows:

Options Outstanding				Options Exercisable
Number Outstanding	Weighted- average remaining contractual life	Weighted- average exercise price	Aggregate Intrinsic Value	Number exercisable	Weighted- average exercise price	Aggregate Intrinsic Value
317,254	8.78	$ 14.01	$ 1,348,330	90,866	$ 14.00	$ 386,181

As of December 31, 2006, the weighted-average remaining contractual life of the options outstanding was 1.83 years.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK OPTIONS (Continued)

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Bank’s closing stock price on the last trading day of 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2006. This amount changes based on the fair market value of the Bank’s stock.

There were no options exercised during the years ended December 31, 2006 and 2005. The total fair value of options vested during the years ended December 31, 2006 and 2005 was $104,275 and $320,978, respectively.

The compensation cost charged against income for the year ended December 31, 2006 was $277,999. Income tax benefits recognized for the year ended December 31, 2006 was $62,185. There was no compensation cost or income tax benefits recognized for the year ended December 31, 2005.

NOTE 11. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2006, approximately $379,000 of retained earnings were available for dividend declaration without regulatory approval.

The Bank is subject to various capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary regulatory actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital classification is also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. REGULATORY MATTERS (Continued)

The Bank’s actual capital amounts (in thousands) and ratios are presented in the following table.

	Actual		Adequacy Purposes:		To Be Well Capitalized Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006:

Total Capital (to Risk Weighted Assets)	$17,452	12.8%	$10,873	8.0%	$13,591	10.0%

Tier I Capital (to Risk Weighted Assets)	$16,217	11.9%	$5,436	4.0%	$8,154	6.0%

Tier I Capital (to Average Assets)	$16,217	12.8%	$5,085	4.0%	$6,356	5.0%

As of December 31, 2005:

Total Capital (to Risk Weighted Assets)	$16,131	18.4%	$7,030	8.0%	$8,788	10.0%

Tier I Capital (to Risk Weighted Assets)	$15,252	17.4%	$3,515	4.0%	$5,273	6.0%

Tier I Capital (to Average Assets)	$15,252	17.2%	$3,541	4.0%	$4,426	5.0%

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-Bearing Deposits in Banks and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximates fair value.

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Securities: Fair value of securities is based on available quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximates fair value.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits: The carrying amount of demand deposits and savings deposits approximate fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Other Borrowings: The carrying amount of variable rate borrowings approximates fair value. The fair value of fixed rate other borrowings are estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

Accrued Interest: The carrying amount of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The carrying amount and estimated fair values of the Bank’s financial instruments are as follows:

	December 31,
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash, due from banks, interest-bearing deposits in banks and federal funds sold	$7,006	$7,006	$3,039	$3,039
Securities	7,575	7,567	6,028	6,022
Loans	117,692	117,339	79,287	79,644
Accrued interest receivable	1,376	1,376	654	654

Financial liabilities:
Deposits	112,085	112,051	71,853	67,965
Federal funds purchased	1,978	1,978	—	—
Other borrowings	11,078	11,054	5,000	5,000
Accrued interest payable	941	941	396	396

PIEDMONT COMMUNITY BANK

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses are as follows:

	Years Ended December 31,
	2006	2005
Data processing	$163,695	$122,922
Professional services	110,269	140,665
Other taxes	76,637	67,219
All other operating	578,453	427,673

Other operating expenses	$929,054	$758,479

NOTE 14. SUBSEQUENT EVENT

On February 7, 2007, Piedmont Community Bank Group, Inc., a newly organized bank holding company, consummated the acquisition of all of the outstanding common stock of Piedmont Community Bank in exchange for 1,358,968 shares of no par value common stock. The formation and reorganization was approved by the stockholders during the fourth quarter of 2006.